Exhibit 10.6

February 10, 2010

Kerry D. Rea                                                                Dwight A. Sangrey
Chief Financial Officer                                                Chief Executive Officer and Chairman
Znomics, Inc.                                                                Znomics, Inc.
2611 SW 3rd Avenue, Suite 200                                  2611 SW 3rd Avenue, Suite 200
Portland, OR  97201                                                      Portland, OR  97201

Dear Kerry and Dwight,

This letter ( the “Agreement”) sets forth an agreement between Znomics, Inc. (the “Company”) and Cherry Tree & Associates, LLC (“Cherry Tree”) pursuant to which Cherry Tree will act as the Company’s exclusive financial advisor in connection with a Transaction or Transactions involving the Company.

A “Transaction” means an Acquisition directly or indirectly involving the Company or its subsidiaries, whether effected in one transaction or multiple transactions, and whether involving one or more than one person as a seller.  An “Acquisition” includes any purchase or other assignment of any assets or business unit, any purchase or other assignment by any holder of any equity or debt, any merger or exchange or any other similar transaction.   A Transaction includes a Business Combination.  “Business Combination” shall mean an acquisition by or of the Company by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of or with an operating business.

Cherry Tree will be an exclusive financial adviser to the Company in connection with a Transaction for the Company until the earlier of 36 months from the signing of this letter or its termination (the “Engagement Period”).  Notwithstanding anything herein to the contrary, the Company and Cherry Tree will have the right to terminate the Agreement at any time after thirty (30) days written notice.  Moreover, the Company may terminate the Agreement for cause upon written notice.  However, in the event a Transaction is consummated with any Potential Parties (see Section 3) within twelve months of the termination of this Agreement for any reason, the Completion Fees specified in paragraph 5 would be paid to Cherry Tree as set forth in paragraph 5.

Cherry Tree agrees to regard and preserve as confidential all propriety information related to the business and activities of the Company, its current investors, clients, employees, suppliers and other entities with whom the Company does business, (collectively, “Confidential Information”), that may be obtained by Cherry Tree from any source or may be developed as a result of this Agreement.  Cherry Tree agrees to hold Confidential Information in confidence for the Company and not to disclose Confidential Information to any person, firm or enterprise, unless specifically authorized by the Company.  Information will not be considered Confidential Information to the extent that such information is (i) currently in the possession of Cherry Tree; (ii) already known to be free of any restriction at the time it is obtained; (iii) learned from any independent third party free of any restriction; or (iv) available publicly through no fault of Cherry Tree or its employees.

The Company will advise Cherry Tree immediately if any potential or prospective sellers contact the Company directly during the Engagement Period or if the Company becomes aware of any such interested parties.  All such interested prospective parties will be directed to Cherry Tree and such parties shall be included as exclusive Cherry Tree contacts under the terms and conditions of this Agreement.  After expiration of the Engagement Period or termination of this Agreement, whichever is first, Cherry Tree will prepare and deliver to the Company a list of prospective sellers (together with their affiliates, “Potential Parties”) identified or contacted during the Engagement Period.

As agent for the Company, subject to the confidentiality provisions contained herein, Cherry Tree will provide the following services in connection with this Agreement:

Conduct such investigation and analysis as Cherry Tree considers appropriate with respect to the business and operations of the Company.

Assist in the definition of the Company’s Acquisition strategy, identify Transaction targets and develop a strategic and financial evaluation framework for potential Transactions.

Create a list of parties to be approached by Cherry Tree on a confidential basis regarding an opportunity to acquire their Company.  Cherry Tree will review this list with the Company prior to any communication to determine the final list of parties to be approached.

Make contacts and interface with parties via written or email communication, telephone call and/or personal contact, and provide Background Material to those parties.

Collect appropriate information from parties and develop a complete analysis of the opportunity for the Company.

When appropriate, arrange and participate in visits to the parties’ facilities and to make such introductions and perform such services as Cherry Tree believes desirable to develop interest by the party.

Assist in negotiations with parties as reasonably requested by the Company.

Assist the Company in managing the due diligence process.

Assist the Company in execution of the final agreement and in closing the Transaction.

The terms of any Transaction will be subject to the Company’s approval and Cherry Tree will not make any agreement or commitment for the Company without prior authorization from the Company.   The engagement will be conducted on a “best efforts” basis only; Cherry Tree makes no guarantee of a Transaction.

In consideration for Cherry Tree’s services, the Company will pay Cherry Tree a Completion Fee equal to 1% of Consideration (defined below) in cash at the closing of a Transaction, as funds are paid by the Company or its affiliate parties.

“Consideration” includes: (a) payments for the stock or assets of the Company; (b) any debt and any Transaction related monetary obligations which are assumed or repaid by the Company in a Purchase; (c) all deferred payments of Consideration including any amounts placed in escrow at closing; (d) payments on other contractual obligations (including payments for (i) employment, contracting and consulting compensation in excess of the fair market value for such services, (ii) licensing agreements, and (iii) non-competition, non-solicitation and confidentiality covenants); (e) payments to be made in the future based on the occurrence of certain contingencies or the meeting of certain performance objectives; (f) the equity value of any seller warrants or options which are cashed out or “rolled over” as part of a Transaction; and (g) any equity interest retained by the seller’s existing stockholders following a Purchase valued on the same basis as the acquired equity interest.

Consideration can include, among others, payments made in the form of (i) cash (whether paid at closing or over time); (ii) securities (valued at market value at the time of the transaction); (iii) notes (valued at face amount) and other indebtedness payable to any seller; (iv) any of the foregoing retained by or distributed to the seller or other retention of any positive net working capital assets by the seller and (v) other tangible or intangible assets.

It is the intention of the parties that the fees payable to Cherry Tree related to a Purchase, pursuant to this paragraph 5 will be computed based upon the total Consideration involved and will be paid at Closing, regardless of how allocated or the form of Consideration.  Consideration that is contingent upon future operating performance (“Contingent Payments”) shall be paid to Cherry Tree within five

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(5) days after the Company’s payment with respect thereto.  In connection therewith, the Company shall (i) provide Cherry Tree with monthly reports within 30 days after each month end regarding the status of such Contingent Payments during the period during which such Contingent Payments are payable until Cherry Tree’s Completion Fee is paid in full, and (ii) provide Cherry Tree and its representatives with reasonable access to the Company’s books and records regarding such Contingent Payments.

Cherry Tree will invoice expenses directly to the Company as incurred. The Company agrees to reimburse Cherry Tree, in a timely manner, for its reasonable, documented, out-of-pocket expenses, including all travel expenses, printing and graphic costs, postage, the cost of Cherry Tree’s counsel, and other costs associated with this Agreement.

The Company agrees to the indemnification and contribution provisions set forth on Attachment A attached to this Agreement and incorporated herein in their entirety.

The confidentiality obligations of Cherry Tree and Cherry Tree’s limitation of liability set for above, and the reimbursement, indemnity and contribution obligations of the Company, will survive any termination of this Agreement, and will be binding upon and extend to the benefit of any successors, assigns, heirs and personal representatives of the Company and Cherry Tree.

Cherry Tree shall have the right to place advertisements on its web site, in mailings, newspapers and journals at Cherry Tree’s own expense describing its services to the Company hereunder for any completed Transactions and using the Company’s service marks or logos.

The Agreement represented by this letter will be governed by the laws of Minnesota. Any dispute or controversy arising out of this Agreement will be determined by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect.  Any arbitration award will be final and binding upon the Company and Cherry Tree, and judgment upon the award may be entered in any Court having jurisdiction.

If this letter correctly sets for the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us, whereupon this letter will constitute the Agreement between us.

We look forward to working with you and your team on next steps to insure an expedient and successful process.

Sincerely,

Cherry Tree & Associates, LLC

By /s/ David G. Latzke_______________________ Date: February 10, 2010
David G. Latzke, Managing Director

Znomics, Inc.

By /s/ Kerry D. Rea                 Date: 2/10/10                 By /s/ Dwight A. Sangrey                                Date:2/10/10
Kerry D. Rea, CFO                                                                Dwight A. Sangrey, CEO & Chairman

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Attachment A

Indemnification Provisions

For the purposes of this Attachment A, the term “Company” shall have the meaning set forth in the Agreement to which it is attached.

The Company will indemnify Cherry Tree and its controlling persons (as such term is defined in the Securities Act of 1933), affiliates, directors, officers, employees, members, agents and representatives (Cherry Tree and each such person, regardless of whether or not a party to the Agreement, being an “Indemnified Party”) against, and will hold each Indemnified Party harmless from, any and all losses, claims, damages, judgments, assessments, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by such Indemnified Party or to which such Indemnified Party may become subject under any federal or state law or otherwise in connection with rendering services for the Company pursuant to the Agreement (collectively, “Liabilities”), and will reimburse each such Indemnified Party for all fees and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Expenses”) incurred in investigating, preparing for (including preparing to present testimony or evidence), presenting testimony or evidence relating to or defending any claim, action, proceeding or investigation related to the Company or the performance of services by such Indemnified Party pursuant to the Agreement, whether or not in connection with pending or threatened litigation, whether or not the Company has initiated such action and whether or not the Company or any Indemnified Party is a party (collectively, “Actions”), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any sale or offering memorandum or prospectus prepared by or on behalf of the Company regarding the sale of Company’s securities to third parties or in any proxy statement or similar document, if any, provided to the Company’s shareholders (including any amendments thereof and supplements thereto, collectively, the “Disclosure Documents”) or by any omission or alleged omission to state therein a material fact necessarily to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omission or alleged omissions from, information relating to an Indemnified Party furnished in writing by or on behalf of such Indemnified Party expressly for use in the Disclosure Documents), or (ii) otherwise relating to, or arising out of or in connection with, the Company’s performance of the Agreement or Cherry Tree’s services rendered pursuant to the Agreement, or this Attachment A (including the enforcement thereof), advice or services rendered or to be rendered by any Indemnified Party pursuant to the Agreement, the Transactions contemplated thereby or any Indemnified Party’s actions or inactions in connection therewith; provided, however, that the Company shall have no such obligation in respect of any Liabilities or Expenses of any Indemnified Party that are finally judicially determined to have arisen directly out of the willful misconduct or gross negligence of any Indemnified Party; provided that an Indemnified Party must give the Company prompt notice of any such Liabilities or Expenses.

The Company in its discretion may assume the defense of any Action.  If the Company assumes the defense of an Action, the Company shall not be liable for any Expense subsequently incurred by an Indemnified Party in connection with such Action (other than Expenses incurred in investigation, to prepare to present testimony or evidence or to present testimony or evidence) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have reasonably concluded that the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflict of interest or that there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Company or any other Indemnified Party represented by such legal counsel.  Cherry Tree or any other Indemnified Party also has the right to employ separate counsel and to participate in the defense thereof at its own expense.  Whether or not an Indemnified Party participates in the defense of any Action, the Company will not enter into any settlement agreement or compromise with respect to any Action affecting that Indemnified Party without such Indemnified Party’s written consent, unless such settlement or compromise includes an unconditional release of such Indemnified Party from all Liabilities with respect to such Action.

If any Indemnified Party is requested or required to attend or appear as a witness in any Action, then the Company agrees to pay the Indemnified Party an additional per diem, per person, at rates customary in the industry, together with reimbursement of out-of-pocket expenses and disbursements (including reasonable attorney’s fees and disbursements) incurred by the Indemnified Party in preparing for and participating in such Action. If, for any reason, the foregoing indemnification is unavailable or insufficient, then the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Party to the extent such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its

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shareholders, on the one hand, and to Cherry Tree, on the other hand, of the matters contemplated by the Agreement received, or sought to be received (whether or not a transaction is consummated) or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Cherry Tree, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Parties, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Cherry Tree pursuant to the Agreement. For purposes of the foregoing, relative benefits to the Company and Cherry Tree (and any other Indemnified Party) shall be deemed to be in the same proportion that the total value paid or contemplated to be paid in connection with a transaction bears to the fees paid to Cherry Tree pursuant to its engagement in respect of such transaction.

If multiple claims are asserted against an Indemnified Party in any Action, and indemnification as to at least one of such claims is permitted under applicable law and provided for under this Attachment A, then the Company agrees that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that the judgment or award, or any portion thereof, is based on a claim or claims as to which indemnification is not available.

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